Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is entered into as of this 18th day of February, 2011, by and among "RX TECHNOLOGIES CORP., a corporation existing under the laws of the state of Florida (or "Purchaser"); and a corporation to be formed in the state of Florida, having the name of Medipayments, Inc. and developer of the intellectual properties herein described (collectively, the "Sellers").

WITNESSETH:

WHEREAS, the Sellers are the developers of, and collectively and currently hold, all unencumbered right, title and interest to the Medipayment processes for merchant services. All such trade secrets and intellectual property rights shall collectively be referred to herein as the "Intellectual Property";

WHEREAS, the Purchaser wishes to further develop and commercialize Medipayments processes and the Intellectual Property in the United States and worldwide, and is willing to grant the Sellers consideration of common stock of the Purchaser and a minimum of one (1) appointment to the purchasers board of directors and the Sellers agree to cooperate and make best efforts with the Purchaser in consideration of Sellers' assigning, transferring and granting all right, title and interest in Medipayments processes and the Intellectual Property;

WHEREAS, the purchaser is a public company which common shares have not traded on any Exchanges and there is no market for the common shares of the purchaser at present and there are no guarantees or assurances that a market for the purchaser’s common shares will develop.

WHEREAS, the parties agree that the Purchaser shall not assume any and all of the liabilities of the Sellers at closing regarding Medipayments processes and the Intellectual Property;

NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby agree as follows:

ARTICLE I PURCHASE OF ASSETS

          1.1  Purchase and Sale of Assets. Sellers represent and warrant to Purchaser that Sellers own without limitation, all right, title and interest in and to all of the Medipayments processes and Intellectual Property (contractual or otherwise). Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree that on the Closing Date (as hereinafter defined in Section 2.1), Sellers shall sell, assign, transfer and convey (including prequels and sequels) to the Purchaser, and Purchaser hereby agrees to purchase, obtain and acquire from Sellers, all of Sellers' right, title and interest in and to all of the Purchased Assets, free and clear of any and all claims, rights, liens and/or encumbrances. The Purchased Assets shall comprise all of the following:

(a) All Intellectual Property as described, and all work papers, research, prototypes, technology, theory, formula, and any other properties and assets, whether tangible or intangible, related to the Intellectual Property and Medipayments processes.

(b) Any franchises, licenses, permits, consents and other certificates of any regulatory, administrative agency or body issued to or held by Sellers that are related to the Purchased Assets.

(c) It is acknowledged by both parties that a new corporation, formed in the state of Florida, will be the holder and owner of the intellectual property described herewith at closing. Accordingly, at closing, this newly formed corporation shall be a wholly owned subsidiary of the purchaser.

          1.2  Liabilities Not Assumed. Purchaser does not assume or otherwise become responsible for, any liability or obligation of the Sellers or claims of such liability or obligation whatsoever known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation:

(a) Any liability whatsoever with respect to the Purchased Assets

(b) Any and all liabilities of the Sellers, whether or not related to Purchased Assets

(c) Any present or future action, suit, claim or proceeding against the Sellers

          1.3  Purchase Price. In consideration of and in exchange for each of the Sellers' sale, assignment, transfer and conveyance of all of the Purchased Assets and 100% of the common shares of the newly formed Florida corporation to be formed prior to closing, the Purchaser agrees to pay to the Sellers, as total consideration, the issuance of Five Million (5,000,000) shares of common shares of the Purchaser ("the Shares"). In addition, the Sellers shall have one (1) members of the board elected no later than April 30, 2011. The Sellers have provided a distribution list of the purchaser’s restricted common shares to be issued at closing or thereafter as determined by the transfer agent to be selected on or before March  25, 2011.

1.4 Investment Representations Required under SEC Rules

(a) Investment Intent. The Sellers (and/or any other members distributed common shares at closing) are acquiring the Shares solely for their own account, as principals, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of the Shares.

(b) No Securities Act Registration. Sellers (and/or any other members distributed common shares at closing) understand that the shares of Purchaser's stock issued as the Shares have not been registered under either the United States Securities Act of 1933 or any state securities law, that Sellers must hold the Shares unless the Shares are subsequently registered under those laws or transferred in reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing the shares will bear a legend to the foregoing effect.

(c) Ability to Evaluate and Bear Risk. Each of the Sellers are fully able (1) to evaluate the information provided by the Purchaser relevant to the merits, risks, and other factors bearing on the suitability of the Shares as an investment, and (2) to bear the economic risk of its proposed investment in the Shares without reselling the Shares.

1.5 Business Transition.

Following Closing, each of the Sellers and the Purchaser shall cooperate with each other, execute such documents and instruments, and take such other actions as are reasonably requested by either party to effectuate a smooth transition of the Purchased Assets to the Purchaser, and to develop and commercialize the Purchased Assets.

ARTICLE II CLOSING

          2.1  Date and Time of Closing. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (Eastern Standard Time), on April 18, 2011 at the offices of Purchaser, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the "Closing Date").

2.2 Delivery of Instruments. The following documents, instruments and other materials shall be executed and delivered at or prior to the Closing on the Closing Date:

(a) Instruments of Transfer. The Sellers shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Purchaser and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Purchaser on the Closing Date good and marketable title to the Purchased Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets.

(b) Purchase Price. Purchaser shall deliver to the Sellers the Purchase Price, as provided in Section 1.3. At each of the Sellers' respective requests, his or her respective stock certificate may be delivered to his or her respective address. Seller acknowledges that the Purchaser is in the process of obtaining a transfer agent and therefore the physical delivery of stock certificates will not be delivered at closing.

(c) Related Agreements. The Purchaser and the Sellers shall execute and deliver any other agreements reasonably necessary to effectuate consummation of the transactions contemplated herein.

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers. The Sellers represent and warrant to the Purchaser as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Sellers. The Sellers have taken all necessary action and have all the necessary power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement is the valid and binding and irrevocable obligation of the Sellers, and assuming validity of the representations and warranties of Purchaser, the enforceable against such Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect

(c) Title. The Sellers owns good, marketable, unencumbered, full and valid title, as would be considered under the law of any jurisdiction, to all of the Purchased Assets. The Purchased Assets are or will at the date of closing be owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. None of the Sellers are in bankruptcy, divorce or any other proceedings which might result in claims against the Purchased Assets.

(d) Intellectual Property. With respect to the Purchased Assets, the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. No consent of any government, authority or individual is necessary for the sale by the Sellers of the Purchased Assets. The Sellers have agreed among themselves as to their proportionate ownership of the Intellectual Property and the Purchased Assets and have no dispute regarding the proportionate holdings of Shares.

(e) Accuracy of Information Furnished. No statement by the Sellers set forth herein or in the exhibits or the schedules hereto, and no statement, verbal or written, made in connection with the transactions contemplated hereby or the Purchased Assets, contains any untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(f) Due Diligence. The Seller warrants that they have performed all due diligence, including, but not limited to, reviewing all filings with the Securities and Exchange Commission, discussions with financials and legal consultants and is fully (100%) satisfied. Additionally, Seller is not relying on any warranties from the Purchaser whether implied or not.

3.2 Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Sellers as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on its behalf, and assuming the validity of representations and warranties of the Sellers, this Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

(c) Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted

ARTICLE IV COVENANTS

4.1. Obligations. Each of the Sellers and the Purchaser agrees to carry out their respective obligations at and following Closing as set forth in Article I, II and IV of this Agreement.

(a) Governmental Filings and Consents. The Sellers and the Purchaser shall cooperate with one another and make best efforts in filing any necessary applications, reports or other documents with any domestic or foreign, federal, state or local agencies, or authorities with respect to the Intellectual Property and the Medipayments processes, including but not limited to patent, trademark and copyright applications and filings on behalf of the Purchaser.

(b) Commercialization. The Sellers and the Purchaser will work together and make best efforts to develop and commercialize the Intellectual Property and the Medipayments processes.

(c) Notice. The Sellers will give prompt notice of any claim against any of them or against the Purchased Assets and will give full cooperation and best efforts to the Purchaser in defending any such claim.

ARTICLE V MISCELLANEOUS

          5.1  Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting, and other fees and expenses incident to the transactions contemplated herein.

          5.2  Modification, Amendments and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

          5.3  Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and permitted assigns.

          5.4  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without regard, however, to such jurisdiction’s principles of conflicts of laws.

          5.5  Going Concern Opinion of Purchaser. The Purchaser is a newly formed company in the development stage. The independent accountants have issued a going concern opinion and all filings with the Securities and Exchange Commission are available and have been reviewed by the Seller.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

          5.7  Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.

5.8 Survival. The provisions of Sections 1.1, 1.4 and all of Articles III, IV and V shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date and year first above written.

Sellers	Purchaser

Medipayments, Inc.,	Rx Technologies Corp.
(A Newly formed Florida Corporation holding 100% of the Intellectual Property described herewith)

By:/s/ _Michael Friedman_______________ By: Michael Friedman, President Date: February 25, 2011	By: /_Michael McManus______________ By: Michael McManus, President Date: February 18, 2011